EX-16.6.c.i

EXHIBIT A

INVESTMENT ADVISORY AGREEMENT

BETWEEN

NATIONWIDE FUND ADVISORS AND NATIONWIDE MUTUAL FUNDS

Effective September 18, 2015

As amended December 14, 2017*

Funds of the Trust	Advisory Fees
Nationwide Emerging Markets Debt Fund	0.70% of average daily net assets
Nationwide Amundi Global High Yield Fund	0.64% of average daily net assets
Nationwide Amundi Strategic Income Fund	0.56% of average daily net assets
Nationwide International Small Cap Fund	0.95% on assets up to $500 million; 0.925% on assets of $500 million and more but less than $1 billion; and 0.90% on assets of $1 billion and more
Nationwide Loomis All Cap Growth Fund	0.80% on assets up to $1 billion; and 0.775% on assets of $1 billion and more
Nationwide Long/Short Equity Fund	1.35% of average daily net assets

*	As approved at the Board of Trustees Meeting held on June 13-14, 2017.

IN WITNESS WHEREOF, the parties have executed this Amended Exhibit A on the day and year first written above.

NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

NATIONWIDE MUTUAL FUNDS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President